Exhibit 3.13

ARTICLES OF INCORPORATION

OF

BUSINESS TELECOM OF VIRGINIA, INC.

To form a stock corporation under Chapter 9 of title 13.1 of the Code of Virginia of 1950, as amended (the “Code”), the undersigned sets forth the following:

1.    The name of the Corporation is: Business Telecom of Virginia, Inc.

2.    The Corporation shall have the power to do all things necessary or convenient to carry out its business and affairs and to engage in any lawful activity not required to be stated in the Articles of Incorporation, including, but not limited to, those activities and powers set forth in the Code, as a public service corporation.

3.    The powers and purposes in these Articles of Incorporation shall not be deemed to exclude in any way or limit by inference any powers or purposes granted to the Corporation by the laws of the Commonwealth of Virginia, now or subsequently in effect, or implied by any reasonable construction of such laws.

4.    The Corporation shall have authority to issue 100 shares of voting common stock.

5.    The initial registered office of the Corporation is in the County of Fairfax, Virginia, and its post office address is 7865 Tyson Oaks Circle, Vienna, Virginia 22182. The name of its initial registered agent is Linda H. Freimark, a resident of Virginia and a member of the Virginia State Bar, and whose business address is the same as the address of the initial registered office of the Corporation.

6.    To the fullest extent permitted by the Code, as it now exists or may be later amended, no officer or director of the Corporation shall be liable for any amount of monetary damages to the Corporation or its shareholders arising out of a single transaction, occurrence or course of conduct, for breach of fiduciary duty or otherwise. The liability of an officer or director shall not he limited as provided in this paragraph if the officer or director engaged in willful misconduct or a knowing violation of criminal law or any federal or state securities law.

7.    The shareholders shall not have preemptive rights to acquire unissued shares of the stock of the Corporation.

SIGNED this 11th day of July, 1997, in Glen Allen, Virginia.

/s/ Eric M. Page
Eric M. Page, Incorporator